MGP INGREDIENTS ANNOUNCES CEO GUS GRIFFIN’S RETIREMENT PLANS AND BOARD NAMES DAVID COLO AS SUCCESSOR

ATCHISON, Kan., February 11, 2020 – MGP Ingredients, Inc. (Nasdaq:MGPI), a leading supplier of premium distilled spirits and specialty wheat proteins and starches, announced today Chief Executive Officer Gus Griffin’s plans to retire from the Company and its Board at the Company’s annual meeting of stockholders on May 21, 2020. The Board named David Colo, currently a director of MGP, as President and Chief Operating Officer effective March 16 until he assumes the role of CEO upon Griffin’s retirement in May.

Griffin became CEO in July 2014. Under his leadership, the Company developed and successfully implemented a new long-term strategic plan that produced significant improvements in the Company’s financial results while also establishing a strong foundation for future growth. Griffin’s retirement timeline is consistent with the fixed term set out in his 2017 employment agreement, which permitted the Board to plan for an orderly succession.

“I’m extremely proud of what we’ve accomplished during my time at MGP,” Griffin said. “I feel very fortunate to have had the opportunity to lead such a talented, passionate and collaborative organization. I also appreciate the strong ongoing support of our Board. I’ve worked closely with Dave since he joined the Board and am confident he will be a terrific successor in leading MGP. I look forward to supporting Dave during his transition.”

Karen Seaberg, Chairman of the Board of MGP, expressed thanks for Griffin’s leadership. “On behalf of the Board of Directors, our employees, and MGP’s stakeholders, I express my gratitude to Gus for his success in leading the Company. Gus joined at a critical time in our history. He focused the entire organization on a clear strategy, led its successful implementation, and, very importantly, helped restore MGP’s special culture. We are well-positioned for the next chapter in our story. We sincerely thank Gus for his years of dedicated service to MGP and the lasting contributions he has made to the Company.”

“As we prepared for Gus’s planned retirement, the Board unanimously agreed that David was best suited to lead MGP,” continued Seaberg. “Our deliberate succession planning process has enabled us to ensure a seamless transition. The Board is confident that David’s leadership will positively impact our employees, customers and shareholders into the future.”

Colo has served on the MGP Board since 2015 and will remain a director of the Company. He has more than 30 years of leadership experience in general management, operations and supply chain management. Colo has served as President and Chief Executive Officer of SunOpta Inc. and Executive Vice President and Chief Operating Officer for Diamond Foods, Inc. Previously, Colo served in leadership roles in the consumer products division of Con-Agra Foods, Inc., and with Nestle-Purina Pet Care Company. Colo holds a Bachelor of Science, Agribusiness Economics, from Southern Illinois University.

“I am honored to take on this leadership role at this important time in MGP’s history,” said Mr. Colo. “I’m excited for the opportunity to lead this company forward and build on the momentum, culture, and solid operating results achieved during Gus’s tenure.”

About MGP Ingredients, Inc.
Founded in 1941, MGP is a leading supplier of premium distilled spirits and specialty wheat proteins and starches. Distilled spirits include bourbon and rye whiskeys, gins and vodkas, which are expertly crafted through a combination of art and science and backed by a long history of experience. The company's proteins and starches are created in the same manner and provide a host of functional, nutritional and sensory benefits for a wide range of food products. MGP additionally is a top producer of high-quality industrial alcohol for use in both food and non-food applications. The company is headquartered in Atchison, Kansas, where distilled alcohol products and food ingredients are produced. Premium spirits are also distilled and matured at the company's facility in Lawrenceburg, Indiana. For more information, visit mgpingredients.com.

Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements as well as historical information. All statements, other than statements of historical facts, included in this news release regarding the prospects of our industry and our prospects, plans, financial position, business strategy, guidance in operating income, sales, gross profit, gross margin, earnings per share and future effective tax rate may constitute forward-looking statements. In addition, forward-looking statements are usually identified by or are associated with such words as “intend,” “plan,” “believe,” “estimate,” “expect,” “anticipate,” “hopeful,” “should,” “may,” “will,” “could,” “encouraged,” “opportunities,” “potential,” and/or the negatives or variations of these terms or similar terminology. They reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance, and Company financial results and are not guarantees of future performance. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. Important factors that could cause actual results to differ materially from our expectations include, among others: (i) disruptions in operations at our Atchison facility or our Indiana facility, (ii) the availability and cost of grain and flour, and fluctuations in energy costs, (iii) the effectiveness of our grain purchasing program to mitigate our exposure to commodity price fluctuations, (iv) the effectiveness or execution of our strategic plan, (v) potential adverse effects to operations and our system of internal controls related to the loss of key management personnel, (vi) the competitive environment and related market conditions, (vii) the ability to effectively pass raw material price increases on to customers, (viii) our ability to maintain compliance with all applicable loan agreement covenants, (ix) our ability to realize operating efficiencies, (x) actions of governments, and (xi) consumer tastes and preferences. For further information on these and other risks and uncertainties that may affect our business, including risks specific to our Distillery Products and Ingredient Solutions segments, see Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2018.

For More Information:
Investors & Analysts:
Mike Houston
646-475-2998 or investor.relations@mgpingredients.com

Media:
Greg Manis
913-360-5440 or greg.manis@mgpingredients.com